Exhibit 8.1

List of Subsidiaries

1.	China Metro-Rural Limited, a Cayman Islands incorporated Company continued into BVI

2.	China Metro-Rural Exchange Limited, , a HK Company

3.	China Northeast Logistics City Co., Ltd. , , a PRC Company

4.	Tieling Northeast City Advertising Co., Ltd., , a PRC company

5.	Tieling North Asia Property Management Co., Ltd., , a PRC company

6.	Tieling North Asia Development Co., Ltd., , a PRC company

7.	Tieling Motor Vehicle Trading Co., Ltd., , a PRC company

8.	4376zone.com Limited , a HK Company

9.	Arcadia Jewellery Limited , a HK Company

10.	Asean Gold Limited , a BVI Company

11.	China Pearls and Jewellery City Holdings Limited , a HK Company

12.	China Pearls and Jewellery International City Co. Ltd. , a PRC Company

13.	Cyber Bizport Limited , a HK Company

14.	Excel Access Limited , a HK Company

15.	Hong Kong Man Sang Investments Limited , a HK Company

16.	Man Hing Industry Development (Shenzhen) Co., Ltd. , a PRC Company

17.	M.S. Electronic Emporium Limited, a BVI Company

18.	Man Sang China Investment Ltd., a BVI Company

19.	Man Sang Development Company Limited , a HK Company

20.	Man Sang Enterprise Ltd., a BVI Company

21.	Man Sang Innovations Limited , a HK Company

22.	Man Sang Investment Development Limited , a HK Company

23.	Man Sang International Limited , a Bermuda Company

24.	Man Sang Jewellery Company Limited , a HK Company

25.	Market Leader Technology Limited, a BVI Company

26.	M.S. Collections Limited , a HK Company

27.	New Tongluowan Holdings Limited , a HK Company

28.	Peking Pearls Company Limited , a HK Company

29.	Swift Millions Limited , a HK Company

30.	Smartest Man Holdings Limited, a BVI Company

31.	Zhuji Five Continents Enterprise Ltd. , a PRC Company